Exhibit 99.2
Final Transcript
Conference Call Transcript
ANDW — Q3 2006 ANDREW CORP Earnings Conference Call
Event Date/Time: Jul. 27. 2006 / 9:00AM ET

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CORPORATE PARTICIPANTS
Scott Malchow
Andrew Corporation — IR Director
Ralph Faison
Andrew Corporation — President, CEO
Marty Kittrell
Andrew Corporation — CFO
Mark Olson
Andrew Corporation — CAO
CONFERENCE CALL PARTICIPANTS
Avi Silver
Bear Stearns — Analyst
Mike Walkley
Piper Jaffray — Analyst
Kim Anderson
JPMorgan — Analyst
John Bucher
BMO Capital Markets — Analyst
Jeff Kvaal
Lehman Brothers — Analyst
Jeff Walkenhorst
Banc of America Securities — Analyst
James Faucette
Pacific Crest Securities — Analyst
Brian Modoff
Deutsche Bank — Analyst
Bill Choi
Jefferies & Co. — Analyst
PRESENTATION

Operator
Good morning, ladies and gentlemen, and welcome to the Andrew Corporation third-quarter FY 2006 earnings release conference call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session. Please note that this conference is being recorded. I would now like to turn the call over to Mr. Scott Malchow. Mr. Malchow you may begin.

Scott Malchow — Andrew Corporation — IR Director
Thank you, operator, and good morning. Today we will discuss Andrew Corporation’s third-quarter fiscal 2006 results. With me today is Ralph Faison, President and CEO; Marty Kittrell, Chief Financial Officer; and Mark Olson, Chief Accounting Officer. Before we begin the call I would like to remind everyone of our Safe Harbor statement regarding forward-looking comments. Some of these statements made in this conference call are forward-looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include fluctuations in commodity costs, the company’s ability to integrate acquisitions, and to realize the anticipated synergies and cost savings; effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services; company’s ability to achieve the cost savings

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anticipated from cost reduction programs; fluctuations in foreign currency exchange rates and commodities; timing of cash payments and receipts; end use demand for wireless communications services; the loss of one or more significant customers.
Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission. Additionally at certain times the company will use non-GAAP financial measures which the Company believes better describes the ongoing financial results and trends of the business. The required reconciliation of these measures to GAAP and a more detailed discussion of the reasons for using these measures are included in the company’s form 8-K and press release filed therewith and may be access from the Company’s website at www.Andrew.com. Financial statements for third-quarter fiscal 2006 are included with the earnings release that was made available this morning and in the 8-K will be subsequently filed with the FCC. If you have not yet received a copy of today’s press release please visit the Andrew website or contact the Investor Relations Department. With that aside, now I would like to turn the call over to Ralph.

Ralph Faison — Andrew Corporation — President, CEO
Thank you, Scott, and welcome everyone to the June quarter call. Start with sales; we reported a record $551 million. That is up 13% versus the prior year ago quarter. Wireless infrastructure sales also increased 13%, driven by growth in all major product areas, excluding network solutions. We also had growth in all major geographic regions. These sales do include about $17 million in sales from our recent Precision Antennas acquisition.
Turning to Satellite Communications, those sales increased 19% primarily driven by new products we have introduced in consumer satellite and military satellite. Our orders also reached a new record of $605 million. That is up 23% versus the year ago quarter driven by growth in all major product groups and all major geographic regions. So that is a book-to-bill of greater than 1. Then therefore increasing our backlog 15% to $367 million.
Our top 25 customers represented 71% of total sales with Cingular being the largest at 13% for the quarter followed by Ericsson, Siemens, Lucent which were each 5% plus customers within the quarter. So just looking at the overall industry trend, we think they continue to be positive, and we continue to benefit uniquely as the Andrew platform for several reasons. One, our diversified customer base where we support all major OEMs and operators around the world. Two, our industry-leading product portfolio that supports all phases of network lifecycle, anything from design to deployment to optimization of existing systems to service and repair. We are capable of delivering solutions to any customer for any build anywhere in the world.
We also continue to introduce a lot of new products that are increasing our addressable market and delivering gains and market share. Those products such as tower-mount amplifiers, multi-carrier power amplifiers, [received tray] solutions and future generations of products such as Pico cells, microcells and remote radio unit. We believe there is no other supplier capable of delivering in all these key areas, and with our backlog and record orders we continue to be confident we can continue to grow faster than the overall market rate of growth.
Turning to gross margin, we increased 150 basis points to 22.1% versus the March quarter. These improvements were driven by improved volume overhead absorption in our antenna and cable products group. Also helped by our price surcharge on cable products that we implemented during the quarter; it is now implemented across all customers in all geographies around the world. We found that it is stabilizing our margin and continuing to help recover costs associated with escalating copper charges. The margin improvement was partially offset by an unfavorable mix of power amplifier sales versus filter sales within BSSG for the quarter, and an approximate $3 million of filter productline transition cost as we continue to improve the filter supply chain for service around the world.
Turning to operating expenses, R&D, sales administration increased to 17.1% versus 16.9% in the prior year quarter. If I talk about research and development, that was 5.2% of sales compared to 5.5% in the prior year. The decline there really driven by rationalizing our product lines, while also maintaining significant support for our new product introductions.
If I turn to sales and administration, at 11.9% of sales compared to 11.4% in the year ago quarter, really two major factors here. One is we are continuing to implement and integrate some of the recent acquisitions. That would be like Precision Antennas, Skyware and Nokia and Nortel MLC acquisitions. Equity compensation, of course, is a new factor this year, and that came in at about $1 million from the — in comparison — greater in comparison to the year ago quarter. If I turn to net income on a GAAP basis that came in at $7 million or $0.04 per share. That includes intangible amortization, restructuring charges and expenses related to the proposed merger with ADC. The excluded items are earnings per share was about $0.09 versus $0.12 in the prior year quarter. So as usual within the press release we include a table and additional details of the post charges.

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Very pleased with our sales. Order visibility and our increasing backlog, and also pleased with the incremental 150 basis points improvement in gross margin, but I would point out that we are very focused and know that we have much more work to do to continue to improve gross margin. But do like the incremental improvement, particularly with the weaker mix and Base Station Subsystems group and delays in some revenue for network solutions due to some network acceptance, shows really the operational improvements of the core fundamental businesses within Andrew.
If I go to each of the product groups now and talk a little bit about some of the improved operational and financial performance that we expect in Q4 and throughout fiscal 2007, I will go group by group. So antenna and cable products, as I mentioned earlier, we’ve implemented the price surcharge program to all customers in all geographies. We have 100% of our fiscal 2006 copper requirements already purchased, and for 2007 we are at about 24 million pounds representing about 38% of our requirements for ‘07 in terms of forward purchases in copper.
We are staying very focused on managing our purchase commitments in relation to an associated successful price surcharge program for those products to assure that we continue to see margin stabilization and appropriate cost recovery. I might also mention subsequent to the third quarter we have closed on the initial parcel, the south parcel of our Orland Park facility. That is the cable manufacturing facility for North America. We anticipate the completion of the much more efficient state-of-the-art facility in Joliet, Illinois by mid 2007, further driving improvements in antenna and cable production and productivity.
If I turn to Base Station Subsystems group we are seeing positive results from our direct to operator business, which we will expect to grow to more than $100 million in fiscal 2006. That is up from about $40 million in fiscal 2005 and in 2004, it was virtually a nonexistent activity for us. Those products, as mentioned earlier, the tower mount amplifiers, multi-carrier power amplifiers, receive trays and then driving into new product areas like Pico cells, microcells, remote radio heads and remote radio units. So we are clearly focused on improved profitability within our Base Station Subsystems group. We have been working on rationalizing headcount, rationalizing key profitable, less than profitable or target profitable productlines. We are completing the transition of our filter product line. As I mentioned earlier third quarter included about $3 million with the transition costs and about $1.7 million of restructuring for product and headcount rationalization. We will continue to stay focused there to drive Base Station Subsystems Group to an acceptable level of profitability.
Network solutions, if I turn there we have signed the second phase of a multi-million dollar agreement to deploy international geolocation equipment. I would also add that we are seeing some nice momentum in terms of other international activities and expect to be winning some additional business in that arena. We did have some unexpected delays in network acceptance for some of the international geolocation sales that we fully expect to be recognized within the fourth quarter. Work proceeding well but being very careful to make sure we get the appropriate network acceptance prior revenue recognition.
We believe the decline of geolocation has now bottomed in this quarter and we will see improvement, sequential improvement going forward. The integration of the acquisitions of Nokia and Nortel wireless location services are going are on track and going well. And we are seeing traction there from a market perspective. The anticipated growth in Q4 and fiscal 2007 for this business, as I mentioned that we believe we bottomed out.
From our Wireless Innovations group we had continued great performance in that group and continue to see forward traction bear.
On Satellite Communications we are not pleased with our performance in this segment. As you know, we have been working hard there to get that up to an acceptable level of performance. Some of the things we are doing there, as we announced, we will be moving to a smaller portion of our currently leased facility. Rough order of magnitude today the leased facility is somewhere around 750,000 square feet. We will be reducing that footprint to about 230,000, 240,000 square feet. We are introducing new products, particularly in the military satellite communications market carrying with it improved margins. And in addition we’ve got a number of strategic initiatives to quickly implement along rationalizing facilities, headcount, productlines and we believe the group will show progress in Q4 and into fiscal 2007.
So if I were to summarize as I mentioned earlier, the underlying long-term trends in the industry continue to be positive. We think we are uniquely situated with our product portfolio, our diversified customer base and our end-to-end customer solutions from design to service to optimization to repair of anything, anywhere for our key customers. We are encouraged by our record orders and growing backlog in the quarter. We are seeing nice acceptance of our new products and increases in our addressable market and of course driving increased share for us.
Third-quarter results demonstrated meaningful margin improvement, even with the previously mentioned unfavorable mix in BSSG and for Andrew overall the lower sales of network solutions showing that the core businesses continuing to improve. We implemented the price surcharge on our cable products to all customers in all geographies. And we are seeing an improved mix in Base Station Subsystems along the direct to operator sales and expecting greater than $100 million direct to operator sales in 2006 and growing beyond that.

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We’re growing our international geolocation productline. As I mentioned the second phase in the existing international customer was awarded during the quarter, and we are making strong progress to win other international product opportunities and installation opportunities. We’ll be introducing new products in Satellite Communications and moving to the smaller manufacturing facilities. So overall I am confident in our ability to continue to drive improved operational financial performance in Q4 and fiscal 2007, and we are focused and engaged to make sure that we continue to drive the right platform for improved margin, to really set forth a very good 2007.
So at this point I will turn over the call to Marty for guidance related to the fourth quarter, and then we will move to Q&A. Marty.

Marty Kittrell — Andrew Corporation — CFO
Thanks, Ralph. In terms of our fourth quarter outlook I will reiterate some of the guidance we’ve given you in the earnings release. We expect sales to range from $540 to $570 million compared to $518 million in the prior year. We anticipate continued higher sales of wireless infrastructure. As most of you know, the June and September quarters tend to be seasonally stronger for Andrew because of the higher sales of passive products. So we do anticipate kind of our traditional seasonal strength, particularly in antenna and cable products. We do anticipate between $15 and $20 million of contribution from our recent Precision acquisition.
In terms of gross margin, we do anticipate another meaningful increase from the third quarter. As we had indicated to you when we gave you guidance for this quarter, we anticipated a meaningful increase. We got 150 basis points. I’ll characterize the meaningful increase that we hope to get in Q4 as being at least 100 basis points. We would like to do more, but our target is to improve sequentially by at least 100 basis points on the gross margin line and believe we have a number of things going in our direction to help with that, including higher overhead absorption, a full quarter of price improvements on cable products, increased sales of geolocation systems. We had a few million dollars of geolocation revenues kind of move from the third quarter into the fourth quarter because of network acceptance and revenue recognition issues. We do expect to have a little better performance there in Q4. Finally, we do anticipate having an improved mix of Base Station Subsystem products. In the third quarter we had record shipments of filter products, but power amplifier products were a little bit below our expectations. In Q4 we anticipate a better mix of power amplifier products where gross margins tend to be a little bit higher.
In terms of operating expenses we anticipate a modest decrease as a percentage of sales, although on an absolute basis total dollars may be up just a little bit on higher sales volume. We do anticipate exiting the fiscal year at or below 17% for operating expenses, which includes both R&D and SG&A. I would characterize our higher OpEx and make a couple of points on that. One is that obviously in terms of our overall OpEx targets I think it is fair to say that between Sarb-Ox and option expensing, our ultimate target of getting between 15% and 16% OpEx has probably been moved to the right by about a year. But we do anticipate during ‘07 of getting down close to that 16% range in terms of total OpEx.
We also believe that in terms of R&D we’ve got a number of initiatives right now that are driving R&D. But as we continue to rationalize our R&D investments going forward we can see that continue to trend down towards 5%. In terms of tax rate I think we will continue to be in the low 30s so the guidance we will give is that in Q4 we would anticipate that the underlying rate on operations would once again be in that 33% range. If you remember a few quarters back we made the decision to permanently reinvest earnings in China which had the effect of lowering our overall tax rate on operations.
In the third quarter just ended, though, we did have about a $2.5 million impact from the adjustment of valuation allowances in a number of geographies and taxing jurisdictions. That did have the effect of increasing the tax rate a little bit in the third quarter. I would also say as characterizing the third quarter and Ralph alluded to this as well, that there were two or three items in the third quarter that frankly we probably could have also put in the GAAP, non-GAAP reconciliation. That one could have said that our non-GAAP number could have been higher than $0.09. There was a tax item, there were these productline transition costs where we exited some low volume, high mix filter product lines. And there were some legal expenses in the quarter that weren’t related to the proposed ADC merger.
Those types of items we probably could have added back, but we have heard from the analyst community loud and clear that they are tired of seeing a whole raft of items in the GAAP non-GAAP reconciliation. So I would say that we are trying to keep the GAAP non-GAAP items to those items which you’ve seen quarter after quarter and not have a load of other items every quarter. But in the third quarter we probably could have added $0.02 or $0.03 more to the non-GAAP if we had wanted to stretch the equation a little bit. I think you’ll see us continue to be more conservative in that regard going forward.
In terms of share count in the fourth quarter, because of the accounting effects of our convertible debt we would anticipate that you need to use 180 million shares, but if you do that make sure and add back the after-tax interest expense on the convertible debt. In terms of GAAP EPS we

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would anticipate that GAAP EPS in Q4 will range from $0.10 to $0.13. That includes intangible amortization of $0.02. If you add that back cash earnings with the $0.12 to $0.15 per share. That does not include any potential restructuring charges, and as Ralph alluded, we continue to be fairly aggressive in at least two or three of our product groups to position those businesses for a more profitable future. So we would anticipate some continued restructuring activity.
In addition, it does not include the gain that we anticipate from sale of one of the two parcels at our Orland Park facility, that pretax is about $9 million. We anticipate the sale of the other parcel in mid 2007 and Mark, that is to anticipate to generate another gain in that also net $9 or $10 million range?

Mark Olson — Andrew Corporation — CAO
That’s right.

Marty Kittrell — Andrew Corporation — CFO
So we expect another gain probably in the May timeframe of 2007 when we complete the relocation to the new facility. So the last thing we would like to talk about is starting with the fourth quarter, we will no longer provide detailed quarterly guidance. We will provide an annual outlook for sales and operating margin assumptions, and obviously we will try to give you some perspective by operating segment. We believe that more closely relates to our planning cycle for the Company and capital expenditure plans for our major customers. We also believe it aligns management with shareholders and analysts for improved corporate governance and long-term value creation. I think it is also consistent with a macro trend that you are seeing in the industry.
With that we would like to now open the call up for questions, and I will turn it back over to Ralph.

Ralph Faison — Andrew Corporation — President, CEO
Thanks, Marty. Operator if we can have the questions now.
QUESTION AND ANSWER

Operator
(OPERATOR INSTRUCTIONS) Avi Silver, Bear Stearns.

Avi Silver — Bear Stearns — Analyst
Congratulations on good numbers. First I just want to ask more from a macro perspective, it seems like everyone in terms of the big OEMs is reporting disappointing wireless infrastructure results, but Andrew appears to be bucking the trend. So I am just wondering you often see activity before the OEMs, and based on this do you think we’re positioned to see much stronger infrastructure trends in the second half versus what we were previously expecting?

Ralph Faison — Andrew Corporation — President, CEO
I will start with as you know our mix of business is greater direct to operators than it is to OEMs. And that trend is widening. We continue to focus on a direct operator model. As to our business direct to OEMs, theoretically we should see some preceding sales for integration into integration centers by OEMs, but as we’ve talked before I have never been able to quantify that model because there is so much noise associated with the delivery channel. Whether it is a prebuild, whether it is a catch-up build or whether it is a build in anticipation for win of a contract, it is always hard for us to see that visibility. So all I would tell you is that we, as we pointed out, we have been very pleased with our direct to operator penetration. I think our breadth of product and our geographic breadth, which is pretty unique for us, I think does insulate us a great deal from

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some key region operators that may be slowing or shifting. We don’t see the height of volatility that maybe some of our competitors, or maybe even some of the OEMs who are more regionally focused might see.

Avi Silver — Bear Stearns — Analyst
And just a couple of follow-ups. What percentage of customers or cable sales are now paying the surcharge, and how rational are competitors being right now in cable products?

Ralph Faison — Andrew Corporation — President, CEO
So for surcharge, as I mentioned before, we are now implementing surcharge in every region around the world with every customer. With to my knowledge if there is any exceptions I haven’t seen them. Just because of necessity, given the high copper cost. So we are being very consistent about that. In terms of how competitors are or are not following, you know it is hard to gain that information directly. But given the fact we have seen customer’s willingness to understand a rational case of copper has been escalating, we ate a good bit of those copper costs in trying to maintain the kind of customer satisfaction levels we are known for for quite some period of time until, as you know, last quarter the paying became unbearable. So we have been pushing that forward. Now we do share our surcharge formula publicly so that all of our customers can have access with that. I presume our competitors see that surcharge form as well and given our larger share they may likely follow or emulate something similar to it.

Marty Kittrell — Andrew Corporation — CFO
In some geographies, Avi, and for some customers, customers have requested just net price increases as opposed to surcharges. And that is really a function of making it more administratively easy for them to accommodate. So in some cases, in many cases around the globe we actually raised price. The net price and don’t have a separate surcharge. But in general, there are very few if any exceptions around the globe, and we anticipate that some customers will decide to try to find cable elsewhere. What we are generally finding though is that most customers are doing what they have to do to protect their production slots with us because they know that it is not easy to go out and replace that. And they also know that in terms of customer we’re going to give them the best possible customer service available in the industry. So for the most part we have been pleased with the ability by our sales team to get this done over the past three or four months.

Avi Silver — Bear Stearns — Analyst
And I have to ask a question about the merger but I am not sure if you will answer it, but I certainly understand the rationale for the merger but I guess the timing is really the issue. You’re making strides in terms of marketshare and margin expansion, and based on this why not wait until a lot of the initiatives you put in place play out? And then after that look for the synergies with a conversion synergies in wireline, wireless and cost synergies, rather especially since what we’ve seen Andrew report in terms of earnings and trends in the wireless market versus some of the wireline trends?

Ralph Faison — Andrew Corporation — President, CEO
Well, Avi, as we kind of — if you have looked at the press release and as we have talked recently, we do believe in the strategic rationale for conversion. It is happening all around us. Probably somewhere around 8 or our top 20 customers have converged along these lines of wireline and wireless. So it is a trend within the industry and strategically we do believe the rationale is sound. Having said that, the recent announcement by ADC was surprising and disappointing. And we are in the process of evaluating that information, and we will give you information just as soon as we are complete with our evaluation process.

Avi Silver — Bear Stearns — Analyst
Okay, great. Thank you.

Operator

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Mike Walkley, Piper Jaffray.

Mike Walkley — Piper Jaffray — Analyst
Another strong quarter of bookings and revenue guidance. I was wondering if you can maybe give us a little more color in the bookings of which products and regions you might see the most strength in? And then particularly in China, I think you mentioned it is about a 100 million run rate this year that could be up 50% next year. Any change in that outlook?

Marty Kittrell — Andrew Corporation — CFO
Let’s start first with bookings. You know, we’ve got nice strong bookings across the board. We’re pleased that the health both geographically and by product group are good. I guess the only characterization I would give you is that relative to the current quarter where we’ve made note that BSSG mix was unfavorable, and where network solutions was hitting a trough, the bookings going forward are more balanced around a better mix for BSSG, and we are more optimistic about network solutions having hit the trough. So the forward bookings, a slightly better mix than the current quarter results that we are reporting.
The second part of your question — China. I didn’t take my note well, Mike. The second part of your question on China, I would point you to overall Asia-Pacific including China that is doing very well for us. The year-over-year improvement and sequential improvements, so very nice. In terms of China specifically, we’re still waiting on the 3G license announcement, and that certainly is cluttered with TD-SCDMA which we think will be a major factor within China. I guess I would point to a couple of things. We always are proud of the fact that we cover all aspects of products, air interface and technology types. And if you were to look at some of the key TD-SCDMA players there, ZTE as kind of maybe the closest to a pure play supplier of TD-SCDMA and I am pleased to say that we are well-positioned there. Just won a nice supplier award that we announced from ZTE so I think we are well-positioned. I guess we would see 3G now sometime in the mid ‘07 timeframes, which frankly continues to surprise us as to how long that is taking. But the TD-SCDMA trials, as you probably know better than us, have not gone as fast as some might have thought. But certainly are going in a predictable range for a new technology being deployed.

Marty Kittrell — Andrew Corporation — CFO
I’ll go back to the question about order strength in the quarter. I’ll make a couple of additional comments. I would say that the order strength in the quarter was led by Europe and Asia, particularly Asia. Now that is primarily Asia outside of China for the reasons that we’ve talked about; 3G didn’t happen this year, we don’t expect 3G to ramp up in China for a few more quarters as Ralph was talking about. And even then it might be more focused on TD. But in the rest of Asia we had extremely strong order growth. We had very strong order growth in Europe, which was led by our Wireless Innovations Group, which continues to be exceptionally strong particularly in the repeater product lines. And so I think the geographic diversification that Andrew has is a real differentiator compared to some of our competitors. And we are benefiting from that.
Finally, we did out a press release out — we put a couple of press releases out about the orders we’ve gotten from the Mideast for our network solutions business. And even though we weren’t absolutely satisfied with the revenue performance by network solutions in the third quarter because of some acceptance issues and revenue recognition issues which pushed revenues into Q4, the order flow was very strong for network solutions, and we would anticipate better revenues in that group in Q4 and going into ‘07. And the reason that’s important as we talked about the last couple of quarters is because the incremental revenues in that group carry margins that are at least twice the corporate average. And as such will have a very accretive impact as we see improved revenue performance in that group.

Mike Walkley — Piper Jaffray — Analyst
Just to clarify that should we assume then you’ve had no revenue from your Mideast project this quarter for geolocation?

Marty Kittrell — Andrew Corporation — CFO
Oh, no. We had some, but we probably were hoping to do at least 3 or $4 million more, and that kind of got pushed into Q4.

Mike Walkley — Piper Jaffray — Analyst

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And one last question going back to the copper and I will pass it on. You indicated you had a willingness to lose some share if customers weren’t willing to share in the surcharge. Have you seen any of that to date or are most of your customers onboard with the surcharge with you?

Ralph Faison — Andrew Corporation — President, CEO
Thus far we’ve had discussions around that and you can imagine no one ever likes a price increasing and we certainly don’t like to displease customers. But thus far we haven’t seen a significant impact in terms of share. We stand prepared to see something like that given the price increase, and given the fact that again anytime a customer doesn’t like a price increase we know that they might often think about are there alternative sources. So we’re prepared for that but haven’t seen any yet.

Marty Kittrell — Andrew Corporation — CFO
And as I said, Mike, when they do think about alternative sources and what we really have to do is make sure that we are allocating our production to customers where we think we can get price improvements, or where we can demonstrate and customers are willing to pay for our superior customer service capability. And at this point I think what is a great credit to our cable team is that level of customer service is really protecting nearly all of our customer relationships, if not all.

Operator
Kim Anderson, JPMorgan.

Kim Anderson — JPMorgan — Analyst
I wanted to talk about, a little about the copper surcharge program. Is there any way that we can separate out or get a sense of how that maybe helped revenue in the quarter? And secondly on the gross margin side, I believe some of the forward purchasing that you’ve done in the past is at pretty significantly lower prices than the spot price is at today. And I know you talked about the breadth of customers that you’ve implemented a surcharge with, but what about the depth? Or what is the delta between the actual cost that you are seeing for copper, your effective costs and the prices that you’re getting right now?

Ralph Faison— Andrew Corporation — President, CEO
Let me see if I can dissect that a little bit. Number one as we mentioned we have implemented a surcharge across all customers, all geographies. In terms of being able to break out that revenue as Marty mentioned in his earlier comments, in some cases we are actually taking our existing list price and adding a surcharge. But in many cases customers have requested for administrative ease with their order entry system and tracking system, to actually have a net price increase. So it wouldn’t be possible. Or is not possible for us to separate out will surcharge equals x revenue lift, just because of the varying natures regionally and customer by customer is how it is implemented.
In terms of kind of where our current incurred costs or purchased — forward purchased copper is — I don’t have that information with me now but we will be, as we typically do in the Q will be putting as much of that information as we have at hand that will give some insight there. But again, we just stay focused on making sure we match existing and new customer orders with an appropriate surcharge to ensure that we’ve got the kind of cost recovery margin performance that we need to be at.

Marty Kittrell — Andrew Corporation — CFO
I would also say, that in the June quarter, the third quarter, we had less than a full quarter of what I would call effective price increases or surcharges. We do expect a quarterized, full quarter benefit in Q4, and that is what is giving us some ability to say that we anticipate total company gross margins should improve by at least 100 basis points in Q4 on a sequential basis.

Kim Anderson — JPMorgan — Analyst

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Okay, that’s helpful. And then the surcharge, how does that behave under a declining copper price environment? So let’s say next year copper prices go down, heaven forbid, and does the surcharge just come off? And then is that why we are seeing you taking a little bit measured approach to forward purchasing; at this point you’re hedged for ‘07. I seem to recall that last year at this time the number was a little bit higher.

Ralph Faison — Andrew Corporation — President, CEO
Kim, I could direct you to our website, we publish the copper cost correlated to price with our surcharge.

Marty Kittrell — Andrew Corporation — CFO
Ranging from like $2 to $6.

Ralph Faison — Andrew Corporation — President, CEO
That is right. We set a base cost with our customers and then we work based on the movement of copper, so it is a linear relationship. If we were to have a significant drop in copper over a short, short period of time to say sub $2, the surcharge is lucky to go away because we would be back at copper costs that we knew in the kind of ‘03, ‘04 timeframes. So we would be back at levels that would be what we might have considered up until the last year or so normal copper costs. But if they don’t, the fluctuation will continue to protect the flowthrough of copper at whatever costs associated with a pricing mechanism. And that is why I continue to make the statements, we just don’t take orders unless there is an appropriate surcharge agreement to ensure that we don’t get ourselves back into a situation of significantly sub corporate average types of performance on the cable and antenna business.

Marty Kittrell — Andrew Corporation — CFO
Also, Kim, I would say that because of the receptivity to the pricing actions, I think you will see us bring back in a little bit the length of our forward purchases, which you commented on. Instead of kind of the 9 to 12 months out that we’ve been running for the past 18, 24 months, I think you will see us be more in the 3 to 6 months range, maybe 9 months depending on what is going on with the backwardization in the futures market. Because to the extent that customers are amenable to having copper pass through to them, there is less incentive for us to try to guess the future cost of copper. Now to Ralph’s point, if copper declined over the next few months back down to kind of sub $2 which means it is reverting to the 30 year mean, which is kind of what we have done our long-term business planning around, then we would probably look at simplifying things once again. But at least for the next year or so we anticipate continued elevated levels of copper pricing, and as such we have been pretty structured about our approach in terms of at various levels of copper price. Here is the surcharge or the price action, and we are willing to look at that, monitor that and adjust our surcharges as often as every 30 days if necessary, depending on the volatility of copper.

Operator
John Bucher, BMO Capital Markets.

John Bucher — BMO Capital Markets — Analyst
I just wanted to come back to the Base Station Subsystems product mix question. You mentioned greater filter mix. I am just wondering on the power amplifiers and the other nonfilter business that you had there, for the newly launched products, are those products achieving the profitability that you were looking for there? In other words, we don’t have a case where some of the newly launched products are also pressuring margins?

Ralph Faison — Andrew Corporation — President, CEO
No, as I will give you general comments on as you probably expect, I won’t give you specific margin performance, but general comments, our new product launches are primarily focused on direct to operator, and the margins there are nicely above a traditional BSSG amplifier or related electronic product margin profile. So those are doing quite well. The amplifier specifically we’re referring to in terms of mix to filter, are more the traditional amplifiers sold directly to OEMs that are implement within base stations, and those were lighter in the quarter than expected, and then

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Final Transcript
therefore the ratio and filters were frankly a little stronger in the quarter than expected. So the ratio there produces a margin mix that is unfavorable, although our filter productline in whole is profitable. But not as profitable as the amplifier line. What we are seeing in fourth quarter in terms of a forecast perspective is that mix comes back in line so we expect greater margin improvement. Throughout there I would separate a continued growth path of direct to operator TMAs, multi-carrier power amplifiers, those type of electronics directly to operator which I mentioned before are growing to the — we expect to be north of the $100 million run rate of business or total business for ‘06, to be north of $100 million. And then an increasing run rate from that point forward through ‘07 of direct, which carry with it higher margins.

John Bucher — BMO Capital Markets — Analyst
You mentioned the weaker direct to OEM business, is that also going to be stronger in the fourth quarter, or do you expect that to be, just to remain weak?

Ralph Faison — Andrew Corporation — President, CEO
No, stronger in terms of amplifiers we expect it to be nicely stronger than third quarter.

Operator
Jeff Kvaal, Lehman Brothers.

Jeff Kvaal — Lehman Brothers — Analyst
Thanks very much for the question. My question is really around the guidance outlook for September. It sounds obviously the bookings are very, very strong; September tends to be seasonally better for you. Marty, as you noted, so why it seems like the guidance is a little bit on the conservative side for September. I was wondering if you could add some color there.

Marty Kittrell — Andrew Corporation — CFO
I think to some extent some of the strong order flow you saw in Q3 is for stuff that could go into ‘07, particularly like on the international geolocation side, Jeff. So even though we have had really good orders, some of those orders go into ‘07, particularly on the geolocation and on the Wireless Innovations Group side. In addition, I would say that in terms of some of our traditional antenna and cable products, leadtimes have stretched a little bit as we have seen very good orders over the past couple of months. So if we are — if we do an excellent job in terms of execution, could revenues be higher? Sure, that is theoretically possible. The OEM visibility I would say particularly as it relates to amplifier as a filter still is not great. We do anticipate improved performance from some of the OEMs in Q4, like Ralph talked about. And those can swing the numbers around quite a bit. if a late breaking OEM order comes in we’ll do our best to deliver on it. So there is always some variability. And the September quarter is traditionally seasonally our higher quarter.
I will say also that we probably tempered our Q4 forecast a little bit because of some of the buzz we’ve heard in the industry surrounding some of the North American operators, potentially slowing a little bit in the second half, and I think that did influence and temper our expectations a little bit. If that does not happen then I would agree with you we have the opportunity to do much better in Q4.

Jeff Kvaal — Lehman Brothers — Analyst
Okay, fantastic. And then secondly, Ralph perhaps for you, would you mind touching on what hints you’re getting from North American carriers regarding the auctions here in the U.S.?

Ralph Faison — Andrew Corporation — President, CEO
Not a great deal of insight change from last time. We certainly see a number of traditional and we are watching very closely some of the nontraditional players that may enter that auction spectrum. In the nontraditional arena we think we’re well-positioned for nontraditional technology, whether that be a WiMAX engagement, whether that be some other type of broadband wireless delivery system. So we continue to

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Final Transcript
watch very carefully and cautiously to see who might emerge as those spectrum owners that might kind of shift the North American platform predominantly driven towards more broadband or data application delivery. So it is pretty exciting times, and we will be anxious to see where those play out and think we’re well-positioned however they may play.

Marty Kittrell — Andrew Corporation — CFO
I would comment on that as well, Jeff, as you know the auctions there got pushed out a little bit. We don’t really see a positive impact in Q4 emanating from those. And we hope that whoever does win the spectrum does not pay so much to where they can’t afford to build them out from a capital perspective. We would anticipate, though, that if the current schedule stays intact we could see some positive benefit from whoever wins the spectrum whether it is traditional players as Ralph commented or nontraditional players in our ‘07 results.

Operator
Tim Long, Banc of America.

Jeff Walkenhorst — Banc of America Securities — Analyst
Hi, actually it is Jeff Walkenhorst for Tim Long, but Tim sends along his regards, thanks for taking the question. A lot has already been covered; wondering you mentioned that you are hoping that within the DSS segment you can get back to an acceptable or rather get to an acceptable level operating margin, and it has been trended around breakeven. What is your target kind of over the next year or so for that group?

Ralph Faison — Andrew Corporation — President, CEO
As we’ve said many times getting all the groups towards the corporate average is really where we want to drive. And the long-term goal for Andrew continues to be a double-digit operating income percentage. And in fact had copper not done what copper has done over the last year and a half if we were to look at an ‘04 rate of copper, we would have likely been very near or at that 10% operating income level. So BSSG needs to pull their share of that weight as well and drive their business to that kind of performance; as do each of our business groups need to get to that or more. So we would like to see BSSG show improvement over the next year towards that target. And given the kinds of activity that we have the major impact that we see is the filter productline, filter supply line being near completion. We talked about some restructuring there, some rationalization that we did in the third quarter. We would expect to see further work there for the final completion of a state-of-the-art locally based regionally specific supply chain there that would be complete in the next quarter or two. We also see support for a lot of new products as we’ve talked about going direct to operator that now for ‘06 will be at around the $100 million rate. That is a zero start in ‘04 to 100 million for ‘06; we would expect to see continued growth there which drives significant margin improvement. And them with that changing model making sure we rationalize the business in a support, for a support organization and the right R&D and cost production to fit that new mix of business and support across the board. So I am optimistic about where BSSG is going. They have done a lot of heavy lifting, a lot of hard work over the last 18 months, two years. Mickey Miller leading that group has done an exceptional job of bringing in some new talent to drive each of those organizations and while it has taken longer than we expected, that would be the big criticism I would give myself and our team. We do see the incremental progress occurring, we do see the operational performance improvements occurring, and expect that to deliver what we expected to see.

Marty Kittrell — Andrew Corporation — CFO
I would also add there that don’t forget BSSG consumes literally half of the total Company R&D, and so you are seeing — when you see their operating results you have to realize that they are consuming a lot of that R&D. A lot of that R&D has been investment spending. And I would say that we are seeing what we believe to be the initial benefits of that investment spending by this significant increase in growth in direct to operator sales. I would also say in the next breath, though, that R&D spending in Base Station Subsystems is scattered over seven or eight locations around the globe. And I think you will see us continue to rationalize the number of locations where we do R&D. I think you’ll also see us continue to move the R&D investment spending into lower cost countries like China. We already have a couple of R&D locations in China. So I think you’ll see us continue to capitalize on moving R&D to lower cost geographies and rationalize the number of locations. But I would agree with Ralph that we’ve been disappointed with the pace of improvement there, and as we do our 2007 planning, I will absolutely tell you that we are focused on Base Station Subsystems having an appropriate bottom line contribution in 2007.

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Final Transcript

Jeff Walkenhorst — Banc of America Securities — Analyst
Okay, great. And overall how would you rate your confidence now versus say six months ago or a year ago in terms of delivering the margin improvement?

Ralph Faison — Andrew Corporation — President, CEO
Again we have seen, for instance if copper had not come through we would have already seen that margin improvement delivery. I think now we have as surprises hit us, as unique things hit us we have a program to manage that with our surcharge program. So now back to continuing to focus just on the operational improvements associated with that and I am seeing the operational improvements come through. So don’t know that we’ve ever lost confidence in getting to the goal. We certainly have disappointed ourselves, and I know we’ve disappointed investors in not getting there as fast as we would like to get there. Surprises come, we react to those surprises and we are continuing to drive and have not wavered one moment on the absolute target and getting there from a team perspective. You will find across the board everybody focused, and I guess the only thing I would say is given the delay we don’t like to have missed on the timeline. Therefore the level of commitment and focus on margin is probably more intense now than it has ever been.

Operator
James Faucette, Pacific Crest.

James Faucette — Pacific Crest Securities — Analyst
I just had a couple of questions. Most of mine have been answered but you mentioned in your comments that you had seen some if I heard correctly, some lengthening leadtimes increasing visibility. this has typically been a bit of a struggle for you at least in terms of getting real visibility as to your actual orders. What do you think has changed and is that simply to do with your regional mix or some other factors that play there?

Ralph Faison — Andrew Corporation — President, CEO
I would put a caution out there; I would still describe visibility in this space is quite poor. So let’s be sure we don’t send the wrong message; visibility is quite poor, and many times if we have increased visibility particularly in the cable and antenna arena, it is in general not for good long-term reason. Given the fact we’ve had some increased demand in some key regional areas we have stressed some of our supply chains. And therefore we’ve had to initiate a longer window of order time for our customers. While in the near-term that gives us better visibility as to what will happen, in the long-term debt is not the competitive aspect that we like to drive in terms of being able to fulfill orders faster than anyone, more accurately than anyone on a regular basis. So we’ve seen here in the quarter kind of given our longer, slightly longer leadtimes and by that I am talking a week longer than typical — a couple of weeks longer than typical, we’re not talking extreme — but given that kind of aspect we’ve got a little better visibility.

James Faucette — Pacific Crest Securities — Analyst
And where, what reason specifically have you encountered that in?

Ralph Faison — Andrew Corporation — President, CEO
Just capacity.

James Faucette — Pacific Crest Securities — Analyst
But I mean on a — is that true on a geographical region basis?

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Final Transcript

Ralph Faison — Andrew Corporation — President, CEO
Yes, it varies from region to region depending — as you know particularly in our cable antenna arena we have regionally based facilities, shipping big reels of cable and things like that around the world doesn’t make for good economics. So we depend on our regional manufacturing capabilities to handle demand in particular areas. So we’ve had varying at different regions in terms of spikes in demand or things that do stress our regional manufacturing capabilities. And when that happens we do have to extend leadtimes within those regions. I probably won’t go into any specifics for competitive reasons in terms of what regions are more stress than others but nothing of an extraordinary magnitude, nothing of a significant customer disatisfier but just not to the kind of delivery standards that we set internally in our own metrics and for long-term customer satisfaction.

Operator
Brian Modoff, Deutsche Bank.

Brian Modoff — Deutsche Bank — Analyst
A couple questions. For as long as I can recall you guys have kind of talked about growing above the industry rates on an annual basis. You grew 6.6% in ‘05, you’re looking to grow around 8% this year assuming Q4 comes in at the high end of the range and factoring in the acquisition. You are growing at around the rate of the industry. You say you are going to grow above this rate. What is going to change that? You’ve had a two-year trend of growing this rate, so what you see changing that or is pricing pressure kind of mitigating the volume gains you are seeing? Kind of give us an idea.

Ralph Faison — Andrew Corporation — President, CEO
I will give you two factors, one is we do talk about wireless infrastructure growth, extracting the impact of SatCom so I think you’d see a little different number associated with just wireless infrastructure.

Brian Modoff — Deutsche Bank — Analyst
What do you think that number would be?

Ralph Faison — Andrew Corporation — President, CEO
And second, let me capture the second portion. The second portion is yes, we have had significant volume growth with price erosion across the board, particularly on other than cable type products, so we’ve had significant volume or unit growth particularly across our electronics. In terms of the rate of growth of wireless infrastructure, we quote that each time in each quarterly announcement. I don’t know that I have all those together, but for this quarter it has been 13%, and I think the range has certainly been in the double-digit arena overall, significantly above the overall kind of single digit wireless infrastructure growth that we’ve seen. So if we haven’t been clear enough on that we should clarify that when we talk about that, we talk about wireless infrastructure, and we somewhat set apart SatCom as the kind of new area of entry that we admittedly have been struggling with.

Brian Modoff — Deutsche Bank — Analyst
So you are looking at next year factoring in SatCom, do you see that capability again next year, or you see getting into double-digits, or is it kind of —

Ralph Faison — Andrew Corporation — President, CEO
Yes.

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Final Transcript

Brian Modoff — Deutsche Bank — Analyst
Next question, you’ve had historical trough value, historically when you are trading at your lows your trough value is about 1 times trailing 12 revenues. .9 times at worst. Yet due to your tie in with ADC you’ve dropped as low as 0.7 times trailing 12 revenue, you are currently about .86 times. Do you expect shareholder approval of the deal, or do you at least see a change in the structure of the deal in terms of percent of cash or a better price in order to close the deal? And if the deal is not approved, what are some of your other options for increasing shareholder value? Kind of getting a multiple on your revenues that you haven’t seen for a while?

Ralph Faison — Andrew Corporation — President, CEO
Brian, as I made in earlier statements probably all we’re going to say about the proposed acquisition is that with the new information, number one the strategic rationale we stand behind. We think it makes sense and there is kind of obviously examples throughout the industry that wireline, wireless and broadband type networks aren’t converging and the supply base or such a little over some time will merge. In terms, though, of the actual current situation and where stock prices have gone, we were surprised and disappointed with the news, and we are evaluating that. In terms of specifically what will come from that evaluation, as soon as I and the board have had a chance to further that evaluation and complete that evaluation, we will be forthcoming with that information.
In terms of continuing to increase shareholder value, look, it is real simple for Andrew, it is all about margin, margin improvement. We’ve had great top-line growth, consistent top-line growth, consistently above the industry rate of growth for infrastructure. We’ve had very good expense management, I think we had good market penetration, we have fallen short on gross margin delivery to target. And there are lots of rationale and reasons. Gosh we never anticipated the meteoric rise of copper, had that not come, we would have been at our 10% operating income target. But that came, that is reality and we’ve put actions in place to correct that. We will continue to do that to drive greater shareholder value.

Marty Kittrell — Andrew Corporation — CFO
I would also say, Brian, in terms of our most direct public company comp, our relative price performance has been pretty consistent with theirs. So it is kind of hard to peg whether any impact on our valuation is relative to overall tech or telecom space issues, whether it is related to the proposed merger or whether it is related to our fundamental performance. Because when you look at a comp like our friends in California, they have gotten beaten up as bad or worse than we have over the past couple of months.

Operator
Bill Choi, Jefferies & Co.

Bill Choi — Jefferies & Co. — Analyst
Two quick questions, one is just trying to get the impact of the surcharge program. Another way to ask that would be including both net increase in price and the surcharge, just roughly what percentage increase would you estimate that to have been on a quarter-over-quarter basis?

Ralph Faison — Andrew Corporation — President, CEO
Bill, given as Marty pointed out before in this quarter that we are reporting on now the surcharge came at best halfway through the quarter. So to try to quantify that accurately at this point in time just given the mix of some is surcharge, some is price increase, I think I would be irresponsible to do that. We will give a little better insight to that and the cost equation in the Q. And as we finish next quarter we may have a little better analytics as we see a full quarter’s impact of the actions that we’ve taken. So I guess I am just going to have to beg your forgiveness not to give any further quantification.

Bill Choi — Jefferies & Co. — Analyst
On the operating margins for the antenna and cable products, some 500 basis point increase there, is that fair to say that that is all from the gross margin improvement?

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Final Transcript

Ralph Faison — Andrew Corporation — President, CEO
No, I wouldn’t quantify that 100% on that gross margin. Well, it is proportionately gross margin improvement, but a lot of times mix as we talked about before, greater overhead coverage due to the volume that came through and some of the impact of surcharge, so its kind of a quantification of several impacts.

Marty Kittrell — Andrew Corporation — CFO
And good OpEx leverage as antenna and cable has a seasonal spike in revenues because they don’t have a lot of OpEx in antenna and cable products; they get good OpEx leverage as well. So it is all of the things Ralph said plus OpEx leverage. And we would expect to see another strong quarter from antenna and cable products obviously in Q4.

Operator
We have no further time for questions.

Ralph Faison — Andrew Corporation — President, CEO
Thank you operator and thank you all for joining the call. We remain focused and excited about the opportunities, particularly in the area of increased volume and the increased gross margin performance that the Andrew team can deliver. And look forward to chatting with you on the September call. Thanks a lot.

Operator
Thank you ladies and gentlemen. This concludes today’s teleconference. Thank you for participating. You may all disconnect.

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